Exhibit 99.1

New York Community Bancorp, Inc. Reports 1Q 2016 Diluted GAAP Earnings Per Share of $0.27

Board of Directors Declares $0.17 per Share Quarterly Cash Dividend

First Quarter 2016 Highlights

  Strong Earnings and Returns:
  -The Company generated 1Q 2016 earnings of $129.9 million, providing a 1.10% return on average tangible assets and a 14.76% return on average tangible stockholders’ equity. (1)
  Solid Net Interest Margin:
  - Excluding prepayment income, the Company’s margin rose one basis point sequentially to 2.72% in the quarter; including prepayment income, the Company’s margin was 2.94% in 1Q 2016. (2)
  Loan Production:
  - Loan originations totaled $3.0 billion in the quarter, exceeding the pipeline reported in the Company’s January release.
  - Originations for investment represented $2.1 billion of the quarter’s loan production, including $1.6 billion of multi-family loans.
  Continued Loan Growth:
  - Absent sales of loan participations, the multi-family loan portfolio would have risen $873.4 million in the first quarter, representing an annualized growth rate of 13.4%.
  - Total non-covered loans held for investment rose $412.7 million sequentially, to $36.2 billion, driven by a $434.6 million increase in multi-family loans to $26.4 billion.
  Successful Balance Sheet Management:
  - Reflecting securities prepayments and loan sales, total assets declined $1.8 billion sequentially to $48.5 billion at quarter-end.
  - The Company’s total consolidated assets over the past four quarters averaged $49.1 billion as a result.
  Exceptional Asset Quality:
  - Non-performing non-covered assets totaled $64.6 million, representing 0.14% of total non-covered assets at 3/31/2016.
  - Non-performing non-covered loans totaled $49.2 million, representing 0.14% of total non-covered loans at that date.
  Strong Efficiency:
  - The Company’s efficiency ratio was 43.07% in 1Q 2016.(3)
  Solid Capital:
  - Tangible stockholders’ equity represented 7.70% of tangible assets and a tangible book value per share of $7.28 at 3/31/2016. (1)

WESTBURY, N.Y.--(BUSINESS WIRE)--April 20, 2016--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $129.9 million, or $0.27 per diluted share, for the three months ended March 31, 2016.

Please Note: Footnotes are located on the last page of text.

Commenting on the Company’s first quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, “In the first quarter of 2016, we demonstrated the merits of having repositioned our debt in the trailing quarter, as well as our capacity for strong loan production, strategic balance sheet management, and consistent asset quality.

“Notwithstanding the challenges of lending in an increasingly slow market, we generated first quarter earnings of $129.9 million, or $0.27 per diluted share. Our earnings were all the more notable, given their production at a time when the income stemming from the prepayment of loans declined in connection with the continued slowdown in property sales and refinancing activity.

“The benefits of having repositioned our debt were therefore all the more apparent in the strength of our net interest income and margin, both of which rose meaningfully year-over-year as our cost of funds declined. Despite the low level of interest rates and the total decline in prepayment income, our margin rose to 2.94% in the current first quarter, and our average cost of funds declined 43 basis points to 0.94%. Similarly, our net interest income rose $35.1 million year-over-year, to $327.9 million, representing an increase of 12.0%. These improvements were largely due to the 125-basis point decline in the average cost of our borrowed funds from the year-earlier level to 1.47% in the first quarter of 2016.

“Another performance highlight was our volume of loan production, with $3.0 billion of loans originated in the first three months of the year. Loans originated for investment accounted for $2.1 billion of the total, exceeding the pipeline reported in our last earnings release. Multi-family loans represented the bulk of the loans we produced in the current first quarter and continued to represent the bulk of our held-for-investment portfolio. Specifically, multi-family loans rose $434.6 million sequentially to $26.4 billion, and would have grown even further were it not for the loan participations we sold. Including multi-family loans of $438.9 million, loan sales totaled $579.9 million in the quarter and generated gains of $5.8 million.

“While the sale of multi-family and commercial real estate loans has been a large part of our effort to manage our assets below the current SIFI threshold, our success in the current first quarter was substantially supported by a $2.0 billion linked-quarter decline in the balance of securities. The reduction was primarily due to a significant increase in repayments in connection with the lower level of market interest rates.

“With total assets declining $1.8 billion from the end of last year to $48.5 billion, the four-quarter average of our total consolidated assets was $49.1 billion as of March 31st. Based on the linked-quarter decline, the timing of our transition to SIFI status could coincide with the closing of our pending merger with Astoria Financial, the parent of Astoria Bank. In addition to awaiting the necessary regulatory approvals, the merger is currently pending the approval of our shareholders and theirs.

“In the meantime, we continue to do what we do best: generate held-for-investment loans in accordance with conservative underwriting standards and operate efficiently. Our ability to do so was once again reflected in our asset quality and profitability measures, with non-performing non-covered assets representing 0.14% of total non-covered assets at the end of the first quarter and our efficiency ratio improving year-over-year to 43.07%.”

Board of Directors Declares $0.17 per Share Dividend Payable on May 17, 2016

“In view of the strength of our earnings and our increasingly solid capital position, the Board of Directors last night declared a quarterly cash dividend of $0.17 per share. The dividend will be payable on May 17, 2016 to shareholders of record as of May 6th, and represents a dividend yield of 4.3% based on last night’s closing price,” Mr. Ficalora said.

BALANCE SHEET SUMMARY

Total assets declined $1.8 billion from the balance recorded at the end of December to $48.5 billion at March 31, 2016. While loans, net rose $441.9 million during this time to $38.5 billion, the increase was exceeded by a $2.0 billion decline in securities to $4.2 billion, primarily reflecting the high volume of repayments in the past three months.

Loans

Covered Loans

Covered loans, net, represented $2.0 billion of total loans, net at the end of the first quarter, a $71.1 million reduction from the balance at December 31st. The linked-quarter decline was primarily due to repayments.

Accretion on the covered loan portfolio was $33.3 million in the current first quarter, as compared to $33.9 million and $35.6 million, respectively, in the trailing and year-earlier three months.

Non-Covered Loans Held for Investment

Non-covered loans held for investment represented $36.2 billion, or 93.6%, of total loans at the end of the current first quarter, reflecting a linked-quarter increase of $412.7 million and a year-over-year increase of $3.2 billion, or 9.6%. In the three months ended March 31, 2016, the Company originated $2.1 billion of loans held for investment, reflecting a sequential decline of $1.6 billion and a year-over-year decline of $535.7 million. While the volume of loans produced for investment is typically more robust in the fourth quarter of the year than in any other quarter, the linked-quarter decline in the production of loans held for investment was also due to the decline in refinancing activity during a period of lower-than-expected market interest rates.

In the three months ended March 31, 2016, the Company sold $579.9 million of multi-family and commercial real estate (“CRE”) loans, largely through participations, as compared to $355.9 million of multi-family loans in the trailing quarter and $508.1 million of multi-family and CRE loans in the year-earlier three months. In addition to contributing to the decline in the quarter-end balance of total loans and assets, the sales generated net gains of $5.8 million in the current first quarter, as compared to $4.4 million and $5.9 million, respectively, in the earlier periods.

The following table summarizes the Company’s production of loans held for investment in the three months ended March 31, 2016, December 31, 2015, and March 31, 2015:

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
(in thousands)	2016	2015	2015
Mortgage Loans Originated for Investment:
Multi-family	$1,580,787	$2,778,623	$1,674,446
Commercial real estate	81,423	492,883	610,874
One-to-four family	75,207	12,863	788
Acquisition, development, and construction	39,145	13,433	70,794
Total mortgage loans originated for investment	$1,776,562	$3,297,802	$2,356,902
Other Loans Originated for Investment:
Specialty finance	$197,212	$334,525	$230,670
Other commercial and industrial	170,359	87,001	91,501
Other	910	1,008	1,676
Total other loans originated for investment	$368,481	$422,534	$323,847
Total loans originated for investment	$2,145,043	$3,720,336	$2,680,749

Multi-family loans represented $26.4 billion of the quarter-end balance, reflecting a linked-quarter increase of $434.6 million. Were it not for loan sales totaling $438.9 million, the portfolio of multi-family loans would have grown $873.4 million sequentially.

CRE loans represented $7.7 billion of loans held for investment at the end of the first quarter, reflecting a sequential reduction of $180.4 million. In addition to a $411.5 million decline in originations, the lower balance reflects sales of CRE loans totaling $141.0 million in the first three months of 2016.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at March 31, 2016, December 31, 2015, and March 31, 2015:

(dollars in thousands)	March 31, 2016		December 31, 2015		March 31, 2015
Multi-Family Loan Portfolio:
Loans outstanding	$26,423,675		$25,989,100		$23,467,737
Percent of total held-for-investment loans	73.0%		72.7%		71.1%
Average principal balance	$5,353		$5,307		$4,894
Weighted average life	2.9	years	2.8	years	2.6	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,679,780		$7,860,162		$7,825,643
Percent of total held-for-investment loans	21.2%		22.0%		23.7%
Average principal balance	$5,355		$5,376		$5,175
Weighted average life	3.3	years	3.2	years	3.2	years

While the growth of held-for-investment loans was tempered by the decline in CRE loans over the course of the quarter, the balances increased in each of the remaining portfolios:

  One-to-four family loans rose $69.2 million sequentially to $186.0 million;
  Acquisition, development, and construction (“ADC”) loans rose $32.8 million sequentially to $344.2 million; and
  Other loans rose $56.5 million to $1.5 billion, reflecting a $15.4 million increase in specialty finance loans and leases to $898.3 million and a $44.7 million increase in other commercial and industrial loans to $614.8 million at March 31st.

Non-Covered Loans Held for Sale

The Company originated $899.1 million of loans for sale in the current first quarter, reflecting a sequential increase of $66.6 million and a year-over-year reduction of $593.1 million. The year-over-year decline was attributable to a reduction in refinancing activity.

Non-covered loans held for sale totaled $471.3 million at the close of the current first quarter, reflecting a linked-quarter increase of $104.1 million and a year-over-year increase of $119.8 million. In the three months ended March 31, 2016, the average balance of loans held for sale was $348.1 million, as compared to $362.2 million and $593.0 million, respectively, in the three months ended December 31, and March 31, 2015.

Pipeline

The Company has approximately $2.9 billion of loans in its current pipeline, including loans held for investment of approximately $2.0 billion and one-to-four family loans held for sale of approximately $900 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired loans) and non-covered other real estate owned ("OREO").

Non-performing non-covered assets totaled $64.6 million at the end of the current first quarter, a $3.8 million increase from the year-end 2015 balance and a $68.8 million reduction from the balance at March 31, 2015. The linked-quarter increase was attributable to a $2.4 million rise in non-performing non-covered loans to $49.2 million and a $1.3 million rise in non-covered OREO to $15.4 million. The year-over-year reduction was attributable to declines of $13.9 million and $54.9 million, respectively. Non-performing non-covered loans represented 0.14% of total non-covered loans at March 31,2016, and non-performing non-covered assets represented 0.14% of total assets at that date.

The Company recorded net recoveries of $933,000 in the current first quarter, as compared to $1.2 million and $766,000, respectively, in the trailing and year-earlier three months.

The following table summarizes the Company’s non-performing non-covered loans and assets at March 31, 2016, December 31, 2015, and March 31, 2015:

(in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$15,900	$13,904	$18,779
Commercial real estate	11,863	14,920	23,698
One-to-four family	11,172	12,259	11,270
Acquisition, development, and construction	--	27	654
Total non-accrual non-covered mortgage loans	$38,935	$41,110	$54,401
Other non-accrual non-covered loans	10,298	5,715	8,696
Total non-performing non-covered loans	$49,233	$46,825	$63,097
Non-covered other real estate owned	15,414	14,065	70,311
Total non-performing non-covered assets	$64,647	$60,890	$133,408

The following table presents the Company's asset quality measures at or for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015:

	March 31, 2016	December 31, 2015	March 31, 2015
Non-performing non-covered loans to total
non-covered loans	0.14%	0.13%	0.19%
Non-performing non-covered assets to total
non-covered assets	0.14	0.13	0.29
Net recoveries during the period to average loans
during the period (non-annualized)	(0.00)	(0.00)	(0.00)
Allowance for losses on non-covered loans to
non-performing non-covered loans (1)	302.77	310.08	221.49
Allowance for losses on non-covered loans to total
non-covered loans (1)	0.41	0.41	0.42

(1) Excludes the allowance for losses on purchased credit-impaired loans.

The following table presents the balance of loans 30 to 89 days past due at March 31, 2016, December 31, 2015, and March 31, 2015:

(in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Non-Covered Loans 30-89 Days Past Due:
Multi-family	$760	$4,818	$1,594
Commercial real estate	--	178	3,259
One-to-four family	380	1,117	1,244
Acquisition, development, and construction	--	--	--
Other	2,045	492	664
Total non-covered loans 30 to 89 days past due	$3,185	$6,605	$6,761

Reflecting the net effect of the linked-quarter decline in non-covered loans 30 to 89 days past due and the linked-quarter rise in non-performing non-covered assets, total delinquencies amounted to $67.8 million at the close of the current first quarter, comparable to the $67.5 million total recorded at December 31, 2015. Year-over-year, total delinquencies declined $72.3 million, reflecting a reduction of 51.6%.

Securities

Securities totaled $4.2 billion at the close of the current first quarter, representing 8.7% of total assets, as compared to $6.2 billion, representing 12.3% of total assets, at December 31, 2015. The 31.6% decline was primarily due to securities repayments, which resulted from the lower level of market interest rates.

Funding Sources

Deposits rose $555.6 million in the first three months of the year to $29.0 billion, representing 59.7% of total assets, at March 31, 2016. The linked-quarter increase was primarily due to a $332.3 million rise in non-interest-bearing accounts to $2.8 billion and a $268.5 million increase in NOW and money market accounts to $13.3 billion. While certificates of deposit (“CDs”) rose $1.5 billion during this time to $6.8 billion, the benefit was offset by a $1.5 billion decline in savings accounts to $6.0 billion.

The balance of borrowed funds, meanwhile, declined to $13.3 billion, representing 27.5% of total assets at the end of the current first quarter, from $15.7 billion, representing 31.3%, at December 31st. The decrease was attributable to a $2.4 billion decline in wholesale borrowings to $13.0 billion, primarily in the form of short-term Federal Home Loan Bank of New York advances.

Stockholders’ Equity

In the first three months of 2016, stockholders’ equity rose $50.1 million to $6.0 billion, representing 12.34% of total assets and a book value per share of $12.29 at March 31st. At December 31, 2015, stockholders’ equity totaled $5.9 billion, representing 11.79% of total assets and a book value per share of $12.24.

Excluding goodwill and core deposit intangibles (“CDI”) from the respective balances, tangible stockholders’ equity rose $51.0 million during this time to $3.5 billion, representing 7.70% of tangible assets and a tangible book value per share of $7.28. At December 31, 2015, tangible stockholders’ equity totaled $3.5 billion and represented 7.30% of tangible assets and a tangible book value per share of $7.21. (1)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release.

Earnings Summary for the Three Months Ended March 31, 2016

The Company generated GAAP earnings of $129.9 million, or $0.27 per diluted share, in the current first quarter, as compared to $119.3 million, or $0.27 per diluted share, in the year-earlier three months. Included in the current first-quarter amount were merger-related expenses of $1.2 million. There were no comparable expenses in the first quarter of 2015.

In the fourth quarter of 2015, the Company reported a GAAP loss of $404.8 million, or $0.87 per diluted share, reflecting the impact of an after-tax debt repositioning charge in the amount of $546.8 million and after-tax merger-related expenses of $3.2 million. Excluding the after-tax impact of the debt repositioning charge and the merger-related expenses, the Company generated non-GAAP earnings of $145.2 million, or $0.31 per diluted share, in the fourth quarter of 2015. (4)

On a pre-tax basis, the debt repositioning charge amounted to $915.0 million. In accordance with Accounting Standards Codification No. 470-50, $773.8 million of the debt repositioning charge was recorded as interest expense in net interest income and the remaining $141.2 million of the charge was recorded as general and administrative (“G&A”) expense in non-interest expense. In addition, the Company’s fourth quarter non-interest expense included pre-tax merger-related expenses of $3.7 million in connection with the proposed merger with Astoria Financial Corporation (NYSE: AF).

Net Interest Income (Loss)

Reflecting the benefit of the debt repositioning that took place in the trailing quarter, the Company recorded net interest income of $327.9 million in the three months ended March 31, 2016, as compared to $292.8 million in the three months ended March 31, 2015. Similarly, the Company’s net interest margin expanded to 2.94% in the current first quarter from 2.68% in the year-earlier three months. Absent the contribution of prepayment income in the respective quarters, the Company’s margin was 2.72% and 2.36%.

In the trailing quarter, the Company recorded a net interest loss of $449.2 million, as interest income of $424.5 million was exceeded by $873.7 million of interest expense. Included in the latter amount was the larger portion of the debt repositioning charge (i.e., $773.8 million) recorded in connection with the prepayment of $10.4 billion of wholesale borrowings. Excluding the debt repositioning charge, the Company would have recorded interest expense of $99.9 million and net interest income of $324.6 million in the fourth quarter of last year.(5)

Given the significant impact of the debt repositioning charge on the Company’s fourth quarter net interest income, a comparison with the current first quarter’s net interest income would not be meaningful. To clarify the net interest income produced through ongoing operations in last year’s fourth quarter, the Company has presented its net interest income analysis for the three months ended December 31, 2015 both without and with the $773.8 million debt repositioning charge recorded in interest expense. The respective net interest income analyses are located on pages 15 and 16 of this release. In particular, readers are encouraged to compare the following line items, which were directly impacted by the debt repositioning charge: the interest expense and average cost of borrowed funds; the interest expense and average cost of interest-bearing liabilities; interest rate spread; net interest income; and net interest margin.

Year-Over-Year Comparison:

  Reflecting the significant benefit of the debt repositioning that took place in the trailing quarter, net interest income rose $35.1 million year-over-year to $327.9 million in the current first quarter, as a $5.1 million decline in interest income was more than offset by a $40.2 million decline in interest expense.
  The substantial decline in interest expense was driven by a $40.4 million reduction in the interest expense on borrowed funds to $55.2 million, as the impact of an $818.9 million rise in the average balance to $15.1 billion was far exceeded by the benefit of a 125-basis point decline in the average cost to 1.47%. The reduction in the average cost of borrowed funds was attributable to the fourth-quarter prepayment of $10.4 billion of wholesale borrowings with an average cost of 3.16% and their replacement with $10.4 billion of wholesale borrowings having an average cost of 1.58%.
  The interest expense produced by interest-bearing deposits rose modestly to $40.7 million, as the average balance rose $83.1 million year-over-year to $26.1 billion, and the average cost held steady at 0.63%. While the interest expense produced by NOW and money market accounts rose $3.6 million year-over-year, to $14.6 million, the impact was largely offset by declines of $2.1 million and $1.2 million in the interest expense produced by savings accounts and CDs, respectively.
  The $5.1 million decline in interest income was the net effect of a $1.1 billion rise in the average balance of interest-earning assets to $44.6 billion and a 15-basis point decline in the average yield to 3.80%. In addition, prepayment income on loans and securities contributed $23.7 million to interest income in the current first quarter, a year-over-year reduction of $10.6 million. Loans represented $11.0 million and $30.1 million, respectively, of prepayment income in the current and year-earlier first quarters, while securities represented $12.7 million and $4.2 million, respectively. Similarly, prepayment income contributed 22 basis points to the current first-quarter margin, signifying a year-over-year reduction of 10 basis points. Loans accounted for 10 of the basis points contributed by prepayment income in the current first quarter, as compared to 28 basis points in the year-earlier three months. Securities, meanwhile, accounted for 12 of the basis points derived from the current first quarter's prepayment income, as compared to four basis points in the year-earlier three months. Absent the contribution of prepayment income in the respective quarters, the Company’s margin would have been 2.72% in the three months ended March 31, 2016 and 2.36% in the first three months of the prior year.

  The interest income produced by loans fell $3.8 million year-over-year to $360.7 million as the benefit of a $2.5 billion rise in the average balance to $38.4 billion was exceeded by the impact of a 31-basis point decline in the average yield to 3.75%. The decline in interest income was partly due to a $19.1 million decrease in prepayment income and the related 11-basis point decrease in its contribution to the average yield. The reduction in the average yield also reflects the low level of market interest rates in the current first quarter, which resulted in the replenishment of the portfolio with lower-yielding loans.
  The interest income produced by securities and money market investments fell $1.3 million year-over-year to $63.1 million as the impact of a $1.4 billion decline in the average balance to $6.2 billion was tempered by the benefit of a 66-basis point rise in the average yield to 4.09%. The increase in the average yield was largely due to the 82-basis point increase in the contribution of prepayment income on securities.

Linked-Quarter Comparison:

The following comparison of the net interest income recorded in the first quarter of 2016 with that recorded in the trailing quarter is limited to those components that were not impacted by the debt repositioning charge (i.e., interest income and the interest expense produced by interest-bearing deposits):

Interest Income

  Interest income declined a modest amount from the trailing-quarter level, the net effect of a $502.3 million rise in the average balance of interest-earning assets and a five-basis point decline in the average yield. Prepayment income contributed $2.1 million less to interest income in the current first quarter than it did in the fourth quarter of 2015. Similarly, the contribution of prepayment income to the Company’s net interest margin was two basis points less in the current first quarter than it was in the trailing three months. Absent the contribution of prepayment income--and excluding the impact of the debt repositioning charge recorded in the fourth quarter—the Company’s margin would have been 2.71% in the three months ended December 31, 2015, one basis point narrower than the margin produced, excluding prepayment income, in the first quarter of this year.
  The interest income produced by loans also declined a modest amount as the benefit of a $1.2 billion increase in the average balance was tempered by the impact of a 13-basis point decline in the average yield. The contribution of prepayment income to the interest income on loans was $17.4 million in the trailing quarter, $6.3 million greater than the contribution in the first quarter of this year. Similarly, the contribution of prepayment income to the average yield on loans was 19 basis points in the trailing quarter, exceeding the current first-quarter amount by eight basis points.
  The interest income produced by securities and money market investments in the current first quarter was modestly lower than the level produced in the fourth quarter of 2015. While the average yield on securities and money market investments rose 41 basis points sequentially, the benefit was tempered by the impact of a $695.3 million reduction in the average balance of such assets, primarily reflecting the significant rise in securities prepayments discussed above. Income from the prepayment of securities contributed $8.5 million to the interest income produced by securities in the trailing quarter, $4.2 million less than the first quarter 2016 amount. Similarly, income from the prepayment of securities contributed 49 basis points to the average yield on securities in the trailing quarter, 33 basis points less than the current first-quarter amount.

Interest Expense on Interest-Bearing Deposits

  The interest expense on interest-bearing deposits rose $1.5 million sequentially from $39.2 million in the trailing quarter, as a $197.2 million increase in the average balance was coupled with a three-basis point rise in the average cost.

Provision for (Recovery of) Loan Losses

Provision for (Recovery of) Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the non-covered loan loss allowance, the Company recorded a $2.7 million provision for non-covered loan losses in the three months ended March 31, 2016. In the trailing and year-earlier quarters, the Company recovered $80,000 and $870,000, respectively, from the allowance for losses on non-covered loans.

(Recovery of) Provision for Losses on Covered Loans

Reflecting an increase in the cash flows expected from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recovered $2.9 million and $6.2 million, respectively, from the allowance for covered loan losses in the three months ended March 31, 2016 and December 31, 2015. In the first quarter of 2015, the Company recorded a provision for covered loan losses of $877,000, reflecting a reduction in the cash flows expected from certain pools of acquired loans.

While the recoveries recorded in the current and trailing quarters were largely offset by FDIC indemnification expense of $2.3 million and $5.0 million, the provision recorded in the year-earlier quarter was largely offset by FDIC indemnification income of $702,000. FDIC indemnification expense and income are recorded in “Other” non-interest income, as further discussed below.

Non-Interest Income

Non-interest income totaled $35.2 million in the current first quarter, having declined $23.8 million sequentially and $17.0 million year-over-year. The following factors contributed to the linked-quarter decline in non-interest income:

  Mortgage banking income fell $8.1 million sequentially to $4.1 million, notwithstanding a $7.7 million increase in income from originations to $13.6 million in the three months ended March 31, 2016. The linked-quarter increase included the reversal of $5.9 million from the representation and warranty reserve on one-to-four family loans held for sale.
  The benefit of the increase in income from originations was largely offset by the $15.8 million difference between the $9.5 million servicing loss recorded in the current first quarter and the $6.3 million of servicing income recorded in the fourth quarter of 2015. The bulk of the first-quarter servicing loss was attributable to a change in the valuation model assumptions relating to the Company’s mortgage servicing rights (“MSRs”), with the remainder reflecting a decline in hedge effectiveness during a period of unusual interest rate volatility.
  In the fourth quarter of 2015, the Company recorded a $13.3 million gain on the sale of a bank-owned property in other income; no comparable gain was recorded in the first quarter of this year. Primarily reflecting the gain on sale recorded in the trailing quarter, other non-interest income fell $17.6 million sequentially to $16.0 million in the three months ended March 31, 2016.
  Net securities gains fell $2.9 million in the current first quarter from $3.1 million in the fourth quarter of 2015.
  The impact of these declines was partially tempered by a $2.7 million reduction in FDIC indemnification expense to $2.3 million and a $2.4 million increase in income from the Company’s investment in bank-owned life insurance (“BOLI”) to $9.3 million.
  Also included in other non-interest income in the three months ended March 31, 2016 and December 31, 2015 were respective gains of $5.8 million and $4.4 million stemming from sales of multi-family and commercial real estate loans.

The following factors contributed to the year-over-year decline in non-interest income:

  Mortgage banking income fell $14.3 million year-over-year, primarily reflecting the $12.4 million difference between the servicing loss recorded in the current first quarter and the servicing income recorded in the year-earlier three months. In addition, income from originations declined $1.9 million in the current first quarter from the level recorded in the first quarter of last year.
  In contrast to the FDIC indemnification expense recorded in the current first quarter, the Company recorded $702,000 of indemnification income in the first quarter of 2015. The difference amounted to $3.0 million.
  Other income fell $1.8 million year-over-year.
  The impact of these declines was only partly tempered by a $2.6 million increase in BOLI income.

Non-Interest Expense

Non-interest expense totaled $158.4 million in the current first quarter, a $151.3 million reduction from the trailing-quarter level and a $1.6 million increase from the year-earlier amount. In the fourth quarter of 2015, the Company’s non-interest expense was significantly increased by the smaller portion of the debt repositioning charge (i.e., in the amount of $141.2 million), in addition to merger-related expenses of $3.7 million. By comparison, the Company incurred $1.2 million of merger-related expenses in the first quarter of 2016.

Operating expenses accounted for $156.4 million of total non-interest expense in the current first quarter, as compared to $163.7 million and $155.3 million, respectively, in the three months ended December 31, and March 31, 2015. G&A expense accounted for $41.3 million, $50.3 million, and $42.7 million of operating expenses in the respective three-month periods. Included in the fourth quarter 2015 amount were non-income taxes of $5.4 million relating to the total debt repositioning charge.

Primarily reflecting normal salary increases, compensation and benefits rose $1.1 million sequentially and $2.1 million year-over-year to $89.3 million in the three months ended March 31, 2016. Occupancy and equipment expense totaled $25.8 million in the current first quarter, and was modestly higher than the levels recorded in the trailing and year-earlier three months.

Income Tax Expense

The Company recorded income tax expense of $74.9 million in the current first quarter, as compared to $68.9 million in the year-earlier three months. The year-over-year increase was primarily due to a $16.7 million rise in pre-tax income to $204.8 million and a modest decline in the effective tax rate to 36.58% from 36.62%. Reflecting the $915.0 million debt repositioning charge and the $3.7 million of merger-related expenses, the Company recorded a pre-tax loss of $693.6 million in the three months ended December 31, 2015. Reflecting this loss and an effective tax rate of 41.64%, the Company recorded an income tax benefit of $288.8 million in the three months ended December 31, 2015.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.5 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $29.0 billion and 256 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, April 20, 2016, at 8:30 a.m. (Eastern Daylight Time) to discuss its first quarter 2016 earnings and strategies. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB”. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on April 24th, and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13632999. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on May 18, 2016.

Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters, including the proposed merger with Astoria Financial; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose, including the proposed Astoria Financial merger; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10‐K for the year ended December 31, 2015 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Important Additional Information

This press release and the related conference call include certain communications that are made in respect of the proposed merger transaction involving the Company and Astoria Financial. The Company has filed a registration statement on Form S-4 with the SEC, which includes a joint proxy statement of Astoria Financial and the Company and a prospectus of the Company, and each party will file other documents regarding the proposed transaction with the SEC. A definitive joint proxy statement/prospectus was sent to shareholders of Astoria Financial and of the Company seeking the required stockholder approvals. Before making any voting or investment decision, investors and security holders of Astoria Financial and the Company are urged to carefully read the entire registration statement and joint proxy statement/prospectus, as well as any amendments or supplements to these documents, because they contain important information about the proposed transaction. The documents filed by the Company and Astoria Financial with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge at its website at http://ir.mynycb.com/ and the documents filed by Astoria Financial may be obtained free of charge at its website at http://ir.astoriabank.com/. Alternatively, these documents can be obtained free of charge from the Company upon written request to New York Community Bancorp, Inc., Attn: Corporate Secretary, 615 Merrick Avenue, Westbury, New York 11590 or by calling (516) 683-4420, or from Astoria Financial upon written request to Astoria Financial Corporation, Attn: Monte N. Redman, President, One Astoria Bank Plaza, Lake Success, New York 11042 or by calling (516) 327-3000.

The Company, Astoria Financial, their directors, executive officers, and certain other persons may be deemed to be participants in the solicitation of proxies from the Company’s and Astoria Financial’s stockholders in favor of the approval of the merger. Information about the directors and executive officers of the Company and their ownership of its common stock is set forth in the preliminary proxy statement for its 2016 annual meeting of stockholders, as previously filed with the SEC on April 4, 2016. Information about the directors and executive officers of Astoria Financial and their ownership of its common stock is set forth in Amendment No.1 to the annual report of Astoria Financial for the year ended December 31, 2015, as previously filed with the SEC on April 11, 2016. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus.

Footnotes to the Text
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP financial measures. Please see the reconciliations of these GAAP and non-GAAP financial measures on page 14 of this release.
(2)

In addition to excluding the contribution of prepayment income to the Company’s net interest margin, the trailing-quarter margin excludes the impact of the $773.8 million debt repositioning charge recorded in interest expense in the three months ended December 31, 2015. Including the debt repositioning charge and the contribution of prepayment income, the Company’s margin was (4.01)% during that period.

(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.
(4)	Please see the reconciliation of the GAAP loss and the non-GAAP earnings we reported for the fourth quarter of 2015 on page 13 of this release.
(5)

Please see page 16 of this release for a presentation of our GAAP net interest income analysis for the three months ended December 31, 2015 (i.e., including the debt repositioning charge) and page 15 of this release for a presentation of our non-GAAP net interest income analysis for that quarter (i.e., excluding the debt repositioning charge).

- Financial Statements and Highlights Follow ‐

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Cash and cash equivalents	$650,880	$537,674
Securities:
Available-for-sale	152,249	204,255
Held-to-maturity	4,068,750	5,969,390
Total securities	4,220,999	6,173,645
Loans held for sale	471,276	367,221
Non-covered mortgage loans held for investment:
Multi-family	26,423,675	25,989,100
Commercial real estate	7,679,780	7,860,162
Acquisition, development, and construction	344,247	311,479
One-to-four family	186,033	116,841
Total non-covered mortgage loans held for investment	34,633,735	34,277,582
Non-covered other loans held for investment	1,542,147	1,485,622
Total non-covered loans held for investment	36,175,882	35,763,204
Less: Allowance for losses on non-covered loans	(150,778)	(147,124)
Non-covered loans held for investment, net	36,025,104	35,616,080
Covered loans	1,986,054	2,060,089
Less: Allowance for losses on covered loans	(28,498)	(31,395)
Covered loans, net	1,957,556	2,028,694
Total loans, net	38,453,936	38,011,995
Federal Home Loan Bank stock, at cost	551,247	663,971
Premises and equipment, net	325,017	322,307
FDIC loss share receivable	296,953	314,915
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	1,753	2,599
Other assets (includes $24,455 and $25,817, respectively, of other real estate owned covered by loss sharing agreements)	1,578,656	1,854,559
Total assets	$48,515,572	$50,317,796

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$13,337,556	$13,069,019
Savings accounts	6,020,058	7,541,566
Certificates of deposit	6,788,712	5,312,487
Non-interest-bearing accounts	2,835,986	2,503,686
Total deposits	28,982,312	28,426,758
Borrowed funds:
Wholesale borrowings	12,986,100	15,389,800
Junior subordinated debentures	358,672	358,605
Total borrowed funds	13,344,772	15,748,405
Other liabilities	203,688	207,937
Total liabilities	42,530,772	44,383,100
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 486,931,184 and 484,968,024 shares issued; and 486,929,814 and 484,943,308 shares outstanding, respectively)	4,869	4,850
Paid-in capital in excess of par	6,023,421	6,023,882
Retained earnings (accumulated deficit)	11,135	(36,568)
Treasury stock, at cost (1,370 and 24,716 shares, respectively)	(21)	(447)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	4,093	3,031
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(5,299)	(5,318)
Pension and post-retirement obligations, net of tax	(53,398)	(54,734)
Total accumulated other comprehensive loss, net of tax	(54,604)	(57,021)
Total stockholders’ equity	5,984,800	5,934,696
Total liabilities and stockholders’ equity	$48,515,572	$50,317,796

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	For the Three Months Ended
	March 31,	Dec. 31,	March 31,
	2016	2015	2015
Interest Income:
Mortgage and other loans	$360,723	$361,043	$364,504
Securities and money market investments	63,087	63,458	64,409
Total interest income	423,810	424,501	428,913

Interest Expense:
NOW and money market accounts	14,619	11,918	11,052
Savings accounts	10,208	12,779	12,333
Certificates of deposit	15,890	14,522	17,116
Borrowed funds	55,227	60,728	95,644
Borrowed funds (debt repositioning charge)	--	773,756	--
Total interest expense	95,944	873,703	136,145
Net interest income (loss)	327,866	(449,202)	292,768
Provision for (recovery of) losses on non-covered loans	2,721	(80)	(870)
(Recovery of) provision for losses on covered loans	(2,897)	(6,237)	877
Net interest income (loss) after provision for (recovery of) loan losses	328,042	(442,885)	292,761

Non-Interest Income:
Mortgage banking income	4,138	12,265	18,406
Fee income	7,923	8,121	8,394
Bank-owned life insurance	9,336	6,946	6,704
Net gain on sales of securities	163	3,111	211
FDIC indemnification (expense) income	(2,318)	(4,989)	702
Other income	15,995	33,587	17,817
Total non-interest income	35,237	59,041	52,234

Non-Interest Expense:
Operating expenses:
Compensation and benefits	89,304	88,171	87,209
Occupancy and equipment	25,815	25,219	25,299
General and administrative	41,270	50,345	42,744
Total operating expenses	156,389	163,735	155,252
Amortization of core deposit intangibles	846	1,135	1,584
Debt repositioning charge	--	141,209	--
Merger-related expenses	1,213	3,702	--
Total non-interest expense	158,448	309,781	156,836
Income (loss) before income taxes	204,831	(693,625)	188,159
Income tax expense (benefit)	74,922	(288,818)	68,900
Net Income (Loss)	$129,909	$(404,807)	$119,259

Basic earnings (loss) per share	$0.27	$(0.87)	$0.27
Diluted earnings (loss) per share	$0.27	$(0.87)	$0.27
Adjustments to diluted GAAP earnings (loss) per share:
Debt repositioning charge	--	1.17
Merger-related expenses	--	0.01
Diluted non-GAAP earnings per share(1)	$0.27	$0.31

(1) Please see the discussion and reconciliation of the GAAP loss and non-GAAP earnings we reported for the fourth quarter of 2015 on page 13 of this release.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP EARNINGS (LOSS)
(unaudited)

Although they are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that the non-GAAP earnings we reported for the three months ended March 31, 2016 and December 31, 2015 are an important indication of our ability to generate earnings through our fundamental business. Since they exclude the effects of certain items that are non-routine or difficult to predict, we believe that providing our non-GAAP earnings for the respective quarters facilitates the evaluation of our performance by both management and investors.

Our non-GAAP earnings should not be considered in isolation or as a substitute for net (loss) income, cash flows from operating activities, or other (loss) income or cash flow statement data that are calculated in accordance with GAAP. Moreover, the manner in which we calculate our non-GAAP earnings may differ from that of other companies also reporting non-GAAP results.

Reconciliations of our GAAP and non-GAAP earnings for the three months ended March 31, 2016 and of our GAAP loss and non-GAAP earnings for the three months ended December 31, 2015 follow:

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2016	December 31, 2015
GAAP Income (Loss)	$129,909	$(404,807)
Adjustments to GAAP Income (Loss):
Debt repositioning charge	--	914,965
State and local non-income taxes resulting from the debt repositioning charge and recorded in G&A expense	--	5,440
Merger-related expenses	1,213	3,702
Income tax effect	--	(374,110)
Non-GAAP Earnings	$131,122	$ 145,190

Diluted GAAP Income (Loss) per Share	$0.27	$(0.87)
Adjustments to diluted GAAP income (loss) per share:
Debt repositioning charge	--	1.17
Merger-related expenses	--	0.01
Diluted non-GAAP earnings per share	$0.27	$ 0.31

Similarly, the following table reconciles our efficiency ratio for the three months ended December 31, 2015 (which was calculated by dividing our GAAP operating expenses by the sum of our GAAP net interest income and non-interest income) and our adjusted efficiency ratio during that quarter (which was calculated by dividing our non-GAAP operating expenses by the sum of our non-GAAP net interest income and non-interest income):

(dollars in thousands)	For the Three Months Ended December 31, 2015
Operating expenses (GAAP)	$ 163,735
Adjustment:
State and local non-income taxes resulting from the debt repositioning charge and recorded in G&A expense	(5,440)
Adjusted operating expenses (non-GAAP)	$ 158,295

Net interest loss (GAAP)	$(449,202)
Non-interest income (GAAP)	59,041
Sum of net interest loss and non-interest income (GAAP)	$(390,161)
Adjustment:
Debt repositioning charge recorded in net interest loss	$ 773,756
Adjusted sum of net interest income and non-interest income (non-GAAP)	$ 383,595

Efficiency ratio	(41.97)%
Adjusted efficiency ratio	41.27%

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF ADDITIONAL GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP financial measures in their analysis of our performance. We believe that these non-GAAP financial measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP financial measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015 follow:

	At or for the
	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2016	2015	2015
Total Stockholders’ Equity	$5,984,800	$5,934,696	$5,794,797
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(1,753)	(2,599)	(6,359)
Tangible stockholders’ equity	$3,546,916	$3,495,966	$3,352,307

Total Assets	$48,515,572	$50,317,796	$48,251,715
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(1,753)	(2,599)	(6,359)
Tangible assets	$46,077,688	$47,879,066	$45,809,225

Tangible Stockholders’ Equity	$3,546,916	$3,495,966	$3,352,307
Add back: Accumulated other comprehensive loss, net of tax	54,604	57,021	52,706
Adjusted tangible stockholders’ equity	$3,601,520	$3,552,987	$3,405,013

Tangible Assets	$46,077,688	$47,879,066	$45,809,225
Add back: Accumulated other comprehensive loss, net of tax	54,604	57,021	52,706
Adjusted tangible assets	$46,132,292	$47,936,087	$45,861,931

Average Stockholders’ Equity	$5,973,381	$5,819,461	$5,802,309
Less: Average goodwill and core deposit intangibles	(2,438,438)	(2,439,433)	(2,443,528)
Average tangible stockholders’ equity	$3,534,943	$3,380,028	$3,358,781

Average Assets	$49,951,947	$49,403,650	$48,769,552
Less: Average goodwill and core deposit intangibles	(2,438,438)	(2,439,433)	(2,443,528)
Average tangible assets	$47,513,509	$46,964,217	$46,326,024

Net Income (Loss)	$129,909	$(404,807)	$119,259
Add back: Amortization of core deposit intangibles, net of tax	508	681	950
Adjusted net income (loss)	$130,417	$(404,126)	$120,209

Non-GAAP Net Income	$131,122	$145,190	$119,259
Add back: Amortization of core deposit intangibles, net of tax	508	681	950
Adjusted non-GAAP net income	$131,630	$145,871	$120,209

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS (GAAP AND NON-GAAP)
LINKED-QUARTER COMPARISON
(unaudited)

The following table compares the Company’s GAAP net interest income analysis for the first quarter of 2016 with its non-GAAP net interest income analysis for the fourth quarter of 2015 as if the $773.8 million debt repositioning charge recorded in interest expense in accordance with ASC 470-50 had not been recorded. Although such non-GAAP net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and thus provides useful supplemental information to management and investors in evaluating our financial results.

The following line items are presented in the fourth quarter 2015 analysis absent the impact of the debt repositioning charge: interest expense on and average cost of borrowed funds; interest expense on and average cost of interest-bearing liabilities; net interest income; interest rate spread; and net interest margin. No adjustments have been made to these items for the three months ended March 31, 2016. Furthermore, none of these adjusted items should be considered in isolation or as a substitute for net interest (loss) income or its component measures, which appear in the table on the following page.

For the Three Months Ended
March 31, 2016	December 31, 2015
(GAAP)	(Non-GAAP)
Average	Average
Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$38,437,915	$360,723	3.75%	$37,240,361	$361,043	3.88%
Securities and money market investments	6,176,122	63,087	4.09	6,871,407	63,458	3.68
Total interest-earning assets	44,614,037	423,810	3.80	44,111,768	424,501	3.85
Non-interest-earning assets	5,337,910	5,291,882
Total assets	$49,951,947	$49,403,650
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,285,335	$14,619	0.44%	$12,930,306	$11,918	0.37%
Savings accounts	6,863,220	10,208	0.60	7,579,895	12,779	0.67
Certificates of deposit	5,915,482	15,890	1.08	5,356,629	14,522	1.08
Total interest-bearing deposits	26,064,037	40,717	0.63	25,866,830	39,219	0.60
Borrowed funds	15,063,985	55,227	1.47	14,813,371	60,728	1.63
Total interest-bearing liabilities	41,128,022	95,944	0.94	40,680,201	99,947	0.98
Non-interest-bearing deposits	2,647,331	2,740,355
Other liabilities	203,213	163,633
Total liabilities	43,978,566	43,584,189
Stockholders’ equity	5,973,381	5,819,461
Total liabilities and stockholders’ equity	$49,951,947	$49,403,650
Net interest income/interest rate spread	$327,866	2.86%	$324,554	2.87%
Net interest margin	2.94%	2.95%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS (GAAP)
LINKED-QUARTER COMPARISON
(unaudited)

The following table compares the Company’s GAAP net interest income analysis for the first quarter of 2016 with its GAAP net interest income analysis for the fourth quarter of 2015 (i.e., including the $773.8 million debt repositioning charge recorded in interest expense in accordance with ASC 470-50).

The impact of the debt repositioning charge is reflected in the following line items in the fourth quarter 2015 analysis: interest expense on and average cost of borrowed funds; interest expense on and average cost of interest-bearing liabilities; net interest income; interest rate spread; and net interest margin.

For the Three Months Ended
March 31, 2016	December 31, 2015
(GAAP)	(GAAP)
Average	Average
Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$38,437,915	$360,723	3.75%	$37,240,361	$361,043	3.88%
Securities and money market investments	6,176,122	63,087	4.09	6,871,407	63,458	3.68
Total interest-earning assets	44,614,037	423,810	3.80	44,111,768	424,501	3.85
Non-interest-earning assets	5,337,910	5,291,882
Total assets	$49,951,947	$49,403,650
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,285,335	$14,619	0.44%	$12,930,306	$11,918	0.37%
Savings accounts	6,863,220	10,208	0.60	7,579,895	12,779	0.67
Certificates of deposit	5,915,482	15,890	1.08	5,356,629	14,522	1.08
Total interest-bearing deposits	26,064,037	40,717	0.63	25,866,830	39,219	0.60
Borrowed funds	15,063,985	55,227	1.47	14,813,371	834,484	22.35
Total interest-bearing liabilities	41,128,022	95,944	0.94	40,680,201	873,703	8.52
Non-interest-bearing deposits	2,647,331	2,740,355
Other liabilities	203,213	163,633
Total liabilities	43,978,566	43,584,189
Stockholders’ equity	5,973,381	5,819,461
Total liabilities and stockholders’ equity	$49,951,947	$49,403,650
Net interest income (loss)/interest rate spread	$327,866	2.86%	$(449,202)	(4.67)%
Net interest margin	2.94%	(4.01)%
Ratio of interest-earning assets to interest-bearing liabilities	1.08	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (GAAP) YEAR-OVER-YEAR COMPARISON (unaudited)

For the Three Months Ended March 31,
2016	2015
(GAAP)	(GAAP)
Average	Average
Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$38,437,915	$360,723	3.75%	$35,960,395	$364,504	4.06%
Securities and money market investments	6,176,122	63,087	4.09	7,542,579	64,409	3.43
Total interest-earning assets	44,614,037	423,810	3.80	43,502,974	428,913	3.95
Non-interest-earning assets	5,337,910	5,266,578
Total assets	$49,951,947	$48,769,552
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,285,335	$14,619	0.44%	$12,366,830	$11,052	0.36%
Savings accounts	6,863,220	10,208	0.60	7,528,983	12,333	0.66
Certificates of deposit	5,915,482	15,890	1.08	6,085,108	17,116	1.14
Total interest-bearing deposits	26,064,037	40,717	0.63	25,980,921	40,501	0.63
Borrowed funds	15,063,985	55,227	1.47	14,245,073	95,644	2.72
Total interest-bearing liabilities	41,128,022	95,944	0.94	40,225,994	136,145	1.37
Non-interest-bearing deposits	2,647,331	2,510,976
Other liabilities	203,213	230,273
Total liabilities	43,978,566	42,967,243
Stockholders’ equity	5,973,381	5,802,309
Total liabilities and stockholders’ equity	$49,951,947	$48,769,552
Net interest income/interest rate spread	$327,866	2.86%	$292,768	2.58%
Net interest margin	2.94%	2.68%
Ratio of interest-earning assets to interest- bearing liabilities	1.08	x	1.08	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

The following table presents our non-GAAP earnings and the related measures for the three months ended March 31, 2016 and December 31, 2015, which exclude the after-tax impact of the merger-related expenses recorded in connection with the proposed Astoria Financial merger in the respective three-month periods. In addition, our non-GAAP earnings for the three months ended December 31, 2015 exclude the after-tax impact of the $546.8 million debt repositioning charge recorded during that time. No adjustments have been made to our earnings for the three months ended March 31, 2015.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands except share and per share data)	2016	2015	2015
NON-GAAP EARNINGS: (1)
Non-GAAP earnings	$131,122	$145,190	$119,259
Basic non-GAAP earnings per share	0.27	0.31	0.27
Diluted non-GAAP earnings per share	0.27	0.31	0.27
Return on average assets	1.05%	1.18%	0.98%
Return on average tangible assets (2)	1.11	1.24	1.04
Return on average stockholders’ equity	8.78	9.98	8.22
Return on average tangible stockholders’ equity (2)	14.89	17.26	14.32
Efficiency ratio (3)	43.07	41.27	45.00
Operating expenses to average assets	1.25	1.28	1.27
Interest rate spread	2.86	2.87	2.58
Net interest margin	2.94	2.95	2.68
Effective tax rate	36.36	37.01	36.62

(1)	Please see the reconciliation of our fourth quarter 2015 GAAP loss and our fourth quarter 2015 non-GAAP earnings on page 13 of this release.
(2)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 14 of this release.
(3)	Please see the reconciliation of our efficiency ratio and adjusted efficiency ratio for the three months ended December 31, 2015 on page 13 of this release.

The following table presents our GAAP earnings for the three months ended March 31, 2016, December 31, 2015, and March 31, 2015. The GAAP earnings for the first quarter of 2016 and the GAAP loss for the fourth quarter of 2015 include the items excluded from the calculation of non-GAAP earnings (loss) provided in the preceding table.

	For the Three Months Ended
(dollars in thousands except share and per share data)	March 31, 2016	December 31, 2015	March 31, 2015
GAAP INCOME (LOSS):
Net income (loss)	$129,909	$(404,807)	$119,259
Basic earnings (loss) per share	0.27	(0.87)	0.27
Diluted earnings (loss) per share	0.27	(0.87)	0.27
Return on average assets	1.04%	(3.28)%	0.98%
Return on average tangible assets (1)	1.10	(3.44)	1.04
Return on average stockholders’ equity	8.70	(27.82)	8.22
Return on average tangible stockholders’ equity (1)	14.76	(47.83)	14.32
Efficiency ratio (2)	43.07	(41.97)	45.00
Operating expenses to average assets	1.25	1.33	1.27
Interest rate spread	2.86	(4.67)	2.58
Net interest margin	2.94	(4.01)	2.68
Effective tax rate	36.58	41.64	36.62
Shares used for basic EPS computation	484,605,397	468,289,624	441,990,338
Shares used for diluted EPS computation	484,605,397	468,289,624	441,990,338
Shares outstanding at the respective period-ends	486,929,814	484,943,308	444,277,802

(1)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 14 of this release.
(2)	We calculate our efficiency ratio by dividing our operating earnings by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
CAPITAL MEASURES:
Book value per share	$12.29	$12.24	$13.04
Tangible book value per share (1)	7.28	7.21	7.55
Stockholders’ equity to total assets	12.34%	11.79%	12.01%
Tangible stockholders’ equity to tangible assets (1)	7.70	7.30	7.32
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.81	7.41	7.42

REGULATORY CAPITAL RATIOS: (2)
New York Community Bank
Common equity tier 1 ratio	11.01%	11.04%	11.73%
Leverage capital ratio	8.03	8.05	7.83
Tier 1 risk-based capital ratio	11.01	11.04	11.73
Total risk-based capital ratio	11.53	11.57	12.35
New York Commercial Bank
Common equity tier 1 ratio	14.47%	14.15%	11.87%
Leverage capital ratio	10.46	10.01	9.01
Tier 1 risk-based capital ratio	14.47	14.15	11.87
Total risk-based capital ratio	15.14	14.74	12.28

(1)	Please see the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 14 of this release.
(2)	The minimum regulatory requirements for classification as a well-capitalized institution were a common equity tier 1 capital ratio of 6.50%; a leverage capital ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032